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                       AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

    This Amendment No. 1 to Employment Agreement (this "Agreement") is made and entered into effective as of October 25, 1996 by and between Primeco Inc., a Texas corporation ("Employer"), Kevin L. Loughlin ("Employee"), and Prime Service, Inc., a Delaware corporation and parent company of Employer ("Parent").

    WHEREAS, Employer and Employee have entered into an Employment Agreement, dated as of December 2, 1994 (the "Employment Agreement");

    WHEREAS, to induce Employee to stay in the employ of Employer, Employer and Employee desire to amend certain terms and conditions of the Employment Agreement, including providing for the issuance of options to purchase Common Stock of the Parent;

    NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

    1. DEFINED TERMS. Capitalized terms not defined herein shall have the meanings set forth in the Employment Agreement.

    2.   EXTENSION OF PERIOD OF EMPLOYMENT.  The "Expiration Date" set forth in
Section 1 of the Employment Agreement shall be amended to be December 2, 1999.

    3.   INCENTIVE COMPENSATION.

    (a) Section 3.1 of the Employment Agreement is hereby amended and restated in its entirety as follows:

         "3.2 INCENTIVE COMPENSATION. In addition to the Base Salary provided for in Section 3.1 hereof, Employee shall participate in the Management Cash Incentive Bonus Program (the "Program") as adopted by the Board and pursuant to which Employee shall be entitled to annual cash bonuses as set forth on Exhibit B hereto. Employer agrees that it will not amend or modify the Program in any manner materially adverse to Employee's interest thereunder without Employee's written consent. It is understood that by its terms the Program terminates after payment of bonuses for the year ended December 21, 2001 unless extended beyond that date by the Board in its sole discretion."

    (b) Exhibit B of the Employment Agreement is hereby amended and restated in its entirety by Exhibit B attached hereto.

    4. STOCK OPTIONS. The Parent shall grant Employee options to purchase 25,410 shares of its Common Stock (the "Common Stock"), pursuant to the Parent's 1996 Management Stock Incentive Plan (the "Plan") and a stock option agreement approved by the committee administering the Plan (the "Committee"), which options will become exercisable in accordance with the vesting schedule set forth therein, provided that the Parent completes an initial public offering of its Common Stock prior to November 30, 1996.

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    5.   RELOAD OPTIONS.  Upon exercise of all or part of an option (other than fifth anniversary of the effective date (as such term is defined in Employee's stock option agreement under the Plan) of the Option to which such Reload Option relates. Reload Options shall not be granted for exercise of a Reload Option. Notwithstanding the foregoing, no Reload Option shall be granted unless the a Reload Option (as hereinafter defined)) to purchase shares of Common Stock granted under the Plan (an "Option") within 30 days of vesting of the portion of the Option so exercised, with all or part of the payment of the exercise price in the form of shares of Common Stock, the Committee may, at its sole and absolute discretion, grant Employee a new Option for shares of Common Stock equal to the number of shares that were delivered by Employee to the Parent to pay, in whole or in part, the exercise price of the previous Option (a "Reload Option"). The exercise price of a Reload Option shall be equal to at least 100% of the fair market value per share of the Common Stock, as determined pursuant to Section 5 of the Plan, on the date of the exercise of the previous Option. The Reload Option shall vest in full on the Plan contains sufficient shares of Common Stock for such grant.

    6. OTHER TERMS AND CONDITIONS. Except as expressly amended or modified in this Agreement, all terms and conditions of the Employment Agreement remain in full force and effect.

                              [SIGNATURES ON NEXT PAGE]

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    IN WITNESS WHEREOF, each of the parties to this Agreement has executed and delivered this Agreement as of the date first written above.

                                            PRIMECO INC.


                                            By: /s/ Thomas E. Bennett
                                               ---------------------------
                                            Name:   Thomas Bennett
                                                 -------------------------
                                            Title: Chief Executive Officer
                                                  ------------------------

                                            PRIME SERVICE, INC.


                                            By: /s/ Thomas E. Bennett
                                               ---------------------------
                                            Name:   Thomas Bennett
                                                 -------------------------
                                            Title: Chief Executive Officer
                                                  ------------------------


                                            EMPLOYEE:

                                            /s/ Kevin L. Loughlin
                                            ------------------------------
                                            Kevin L. Loughlin

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                                      EXHIBIT B

                       MANAGEMENT CASH BONUS INCENTIVE PROGRAM
1996 ONLY

    For 1996 only, cash bonuses shall be payable pursuant to the following table, with an EBITDA target for 1996 of $90 million. For 1996 only, Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") is defined as:

         a. Consolidated Net Income (loss) of Prime Service, Inc. (the "Company") and its subsidiaries as it would appear on a consolidated statement of income (loss) of the Company prepared in accordance with U.S. GAAP, consistently applied, which shall reflect a reduction for all management and employee bonuses payable with respect to the Fiscal Year; plus (minus)

         b. Any provision (benefit) for taxes (including franchise taxes) deducted (added) in calculating such consolidated net income (loss); plus

         c. Any interest expense (net of interest income), deducted in calculating such consolidated net income (loss); (minus)

         d. Costs charged against any purchase accounting reserves established in connection with the acquisition; (minus)

         e. The effects of the reversal of any excess purchase accounting reserves established in connection with the acquisition; plus

         f. Amortization expenses deducted in calculating consolidated net income (loss); plus

         g. Depreciation expense deducted in calculating consolidated net income (loss); plus

         h. Management fees paid to Investcorp S.A. or its subsidiaries; plus (minus)

         i. Any unusual losses (gains) deducted (added) in calculating consolidated net income (loss). (Unusual items are intended to include transactions considered outside the ordinary course of business. EBITDA will be adjusted to eliminate the effects, if any, of such transactions, the intent being to calculate EBITDA as if such transactions had not occurred); plus (minus)

         j. Any compensation expense (income) deducted (added) in calculating consolidated net income (loss) attributable to transactions involving equity securities of Holding or its subsidiaries.

    The Employee and his or her representative shall be provided reasonable opportunity to review the computation of EBITDA and reasonable access to the data and information supporting such computation and shall have the right to challenge in good faith such computation.

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    For 1996 only, the percentage of Base Salary payable as bonus shall be determined as follows:



                                              % of Base
         % of 1996 EBITDA                  Salary Payable
           Target Achieved                   as Bonus(1)
    ----------------------------           ---------------
     Equal To Or       But Less
    Greater Than:        Than:
    -------------       --------
        0                  85                        0
       85                  90                    10-15
       90                  95                    27-40
       95                 100                    43-65
      100                 110                   67-100
      110                 120                   80-120
      120                 130                   93-140
      130                 140                  107-160
      140                 150                  120-180
      150                 160                  133-200
      160                 170                  147-220
      170                 180                  160-240
      180                 190                  173-260
      190                 200                  187-280
      200                 ---                  200-300

___________________________
(1) The Company's Board of Directors (the "Board") in its discretion shall set the bonus percentage amount for each fiscal year within the ranges indicated, but not less than the bottom of the range. The bonus percentage will be determined on an individual basis and may differ among eligible employees.

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     1997 THROUGH 2001

     For 1997 through 2001, cash bonuses under the Management Cash Bonus Incentive Program are payable to participants in the program in a given year if the Company's net income for such year exceeds 90% of the net income target (the "Net Income Percentage") in the Company's budget for such year, as approved by the Board. EBITDA2 targets for such years shall be as set forth in the Company's budget for such year, as approved by the Board. EBITDA and net income targets shall be subject to change in the discretion of the Board for any change to the capital structure of the Company or Primeco Inc., the Company's subsidiary, in connection with any acquisitions, equity offerings or other transactions that would, or would be likely to, materially affect EBITDA or net income. Upon achievement of the Net Income Percentage, the percentage of Base Salary payable as bonus shall be determined as follows:






                                               % of Base
                % of EBITDA                 Salary Payable
              Target Achieved                 as Bonus3
       --------------------------            -------------
        Equal To Or       But Less
       Greater Than:        Than:
       -------------     --------

           0                 90                       0
          90                100                   50-80
         100                110                  60-100
         110                120                 100-105
         120                130                 105-110
         130                140                 110-115
         140                150                 115-120
         150                160                 120-125
         160                170                 125-130
         170                180                 130-135
         180                190                 135-140
         190                200                 140-145
         200                ---                 145-150


_____________________________
(2) EBITDA for each of 1997 through 2001 shall be defined by the Board in the budget for each year.

(3) The Board in its discretion shall set the bonus percentage amount for each fiscal year within the ranges indicated, but not less than the bottom of the range. The bonus percentage will be determined on an individual basis and may differ among eligible employees.

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